Exhibit 99.1

Sabre Corporation elects Hervé Couturier to its Board of Directors

Larry Kellner to return to role of non-executive chairman of board

SOUTHLAKE, Texas, Dec. 13, 2017 - Sabre Corporation (NASDAQ: SABR) today announced that Hervé Couturier, President of Kerney Partners, was elected to its board of directors, effective Dec. 11, 2017.

Couturier served as Executive Vice President, R&D, at Amadeus from 2012 to 2016. Prior to that, he was Executive Vice President of SAP AG’s Technology Group and Head of Research.

At Sabre, Couturier will serve as chair of the technology committee of the board of directors.

“Hervé brings deep industry and relevant technology experience to Sabre’s board of directors,” said Larry Kellner, chairman of the board. “His leadership as the chair of the technology committee will add valuable experience and expertise to the board. I want to express my gratitude to Joe Osnoss for his leadership as the chair of the technology committee since 2014 and look forward to his continued service as a valued member of that committee.”

Sabre president and CEO Sean Menke added, “Hervé’s key perspectives, insights and experience make him a great addition as we continue to shape and execute our future technology objectives and strategy.”

Sabre also announced that, as planned, Larry Kellner, currently executive chairman, will return to his prior position of non-executive chairman of the board, effective Dec. 31, 2017. Mr. Kellner was named executive chairman on an interim basis effective Dec. 31, 2016 concurrently with the promotion of Sean Menke to president and CEO.

Sabre further announced that in connection with Kellner’s return to his role as an independent chairman of the board, the board will not maintain a separate lead independent director and accordingly Karl Peterson will no longer serve in that position, also effective Dec. 31, 2017. Mr. Peterson will continue to serve on Sabre’s board of directors, including serving on the compensation, governance and nominating, and executive committees.

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About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information, please visit www.sabre.com.

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Contacts:

Media	Investors
Tim Enstice	Barry Sievert
+1-682-605-6162	sabre.investorrelations@sabre.com
tim.enstice@sabre.com